Exhibit 99.5

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

November 8, 2024

Denali Capital Acquisition Corp.

437 Madison Avenue, 27th Floor

New York, New York 10022

Denali Capital Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Alexander Yue Wu
Alexander Yue Wu